Exhibit B
Amended as of February 26, 2016

1st Source Corporation
Strategic Deployment Incentive Plan

1.    Purpose. The purpose of the 1st Source Corporation (“Company”) Strategic Deployment Incentive Plan (“Plan”) is to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers (“Executives”) essential to the success of the Company and its subsidiaries; (ii) motivation of Executives using performance-based incentives linked to annual goals that support the Company’s long-term strategic objectives; and (iii) enabling of the Executives to share in the long term growth and success of the Company.

2.    Administration. The Plan will be administered by the Executive Compensation and Human Resources Committee (“Committee”) of the Board of Directors of the Company. The Committee will have the sole, final and conclusive authority to administer, construe and interpret the Plan.

3.    Eligibility. The Committee in its sole discretion will select full-time Executives of the Company and its subsidiaries, who in its opinion, are expected to lead or contribute significantly to achievement of annual or multi-year goals and to develop and execute the long-term strategic objectives of the Company and its subsidiaries.

4.    Performance-Based Compensation. Any awards (“Awards”) made to Executives under the Plan will be performance-based compensation with three dimensions. First, the Plan is designed to encourage the Executives to focus on initiatives that support the Company’s long-term strategic objectives but not at the expense of meeting or exceeding the expectations of the Company’s shareholders as reflected in the annual or multi-year performance goals approved by the Committee. There will be no payment of any Awards unless the Company achieves its minimum net income goal pre-established by the Committee.

Second, the payment of any Awards will be calculated as a percentage of the Company’s annual net income. Sharing a modest portion of net income with the Executives who successfully lead and execute the initiatives designed to meet the Company’s long-term strategic objectives directly aligns their performance on these initiatives with the long-term interests of shareholders. At the beginning of each annual or multi-year award period, the Committee will set a range for each of the Executives reflected by a minimum, target and maximum percentage of net income with the maximum total award for any calendar year not to exceed 1.00% for any Executive or 2.00% for all Executives, as well as a minimum and target percentage of net income so that the Committee may reduce the award pursuant to the third dimension below. In setting the amounts, the Committee shall consider the roles and responsibilities of each Executive with respect to the Company’s long-term strategic objectives.

Third, the Committee may reduce the maximum percentage of net income within pre-established ranges by reference to pre-established shared and/or individual goals for the Executives that support the Company’s long-term strategic objectives (“Annual Strategic Goals”). The Committee will assign Annual Strategic Goals to each of the Executives at the beginning of each calendar year or multi-year award period using objective performance targets or criteria and weightings among the Annual Strategic Goals. The Committee will then use the results achieved during each calendar year (individually or in aggregate) to determine the amount of the Award, if any, to be paid to each Executive which is to be reduced from the maximum percentage of net income based on performance.

All determinations of eligibility, Annual Strategic Goals, financial metrics and formulas for calculation of Awards for an award period will be established by the Committee in writing no later than ninety (90) days after the beginning of the annual or multi-year award period or by such other date as may be permitted under Section 162(m) of the Internal Revenue Code of 1986 and regulations thereunder. The total cash and shares awarded to any single Executive either in cash or in shares shall not exceed $1 million in one calendar year. The total awards paid in a single calendar year to a single Executive made in cash and in shares may not exceed $3 million. No performance measures for an Executive’s Annual Strategic Goals will allow for any discretion by the Committee to increase an Award, but the Committee shall have discretion to reduce an Award. The payment of any Award under the Plan to an Executive with respect to a relevant calendar year will be contingent upon certification by the Committee prior to any such payment that the applicable performance measure(s) or criteria for the Executive’s Annual Strategic Goals have been satisfied. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award, and the Board may amend the plan in any such respects, as may be required to satisfy the requirements of Section 162(m) of the Internal Revenue Code (or any successor or similar rule relating thereto). Payment of any Award must be made not later than the end of the applicable short term deferral exception period established in Section 409A (or successor provision) of the Internal Revenue Code or regulations thereunder.

To the extent authorized by the Committee at the time of payment of an award, an award may be paid in whole or in part in the form of shares of common stock of the Company having a fair market value or book value at the time of issuance equal to the dollar amount of the award (or portion thereof) to be so paid. In no event shall the Committee authorize the issuance of shares under this Plan in any calendar year in excess (based on the value of shares at the date of issuance) of $3 million. The Committee may require each Executive acquiring shares pursuant to this Plan to represent to and agree with the Company in writing that he/she is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfers.

All awards under the Plan shall require a satisfactory performance evaluation.

Upon any cessation of employment prior to payment of the Award, the entire Award shall be forfeited and terminate.

5.    No Employment Contract. The Plan is not and is not intended to be an employment contract with respect to any of the Executives, and the Company's rights to continue or to terminate the employment relationship of any Executive will not be affected by the Plan.

6.    Amendment and Termination. The Board of Directors of the Company, acting through the Executive Compensation and Human Resources Committee, may amend, suspend or terminate the Plan or any portion thereof at any time, but it may not adversely affect the rights of any Executive with respect to an Award already earned by an Executive. Any increase in the maximum total award for any calendar year for any Executive or for all Executives will require shareholder approval. Notwithstanding the foregoing, any material amendments (as defined under the NASDAQ Listing Rules) of the SDIP will require shareholder approval.

7.    Indemnity. Each person who is or will have been a member of the Board of Directors or the Committee will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such persons in settlement thereof with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against them, provided they will give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.    Overstated Financial Results or Other Metrics, Fraud, Malfeasance or Purposeful Misstatement. In addition to any terms as the Committee may determine, all awards under the Plan are subject to the Corporation's Clawback Policy which provides for potential forfeiture and/or recovery by the Corporation of (i) excess awards received by any Participant upon a determination that the awards were based upon financial results or other metrics that were misstated or otherwise inaccurate, either for business units of the Corporation or the Corporation as a whole, and (ii) all such awards received by any Participant upon a determination that the Participant had responsibilities for the accounting that led to the misstatement or inaccuracy, or committed fraud or other malfeasance while employed by the Corporation.

9.    Expenses of Plan. The expenses of administering the Plan will be borne by the Company.

10.    Successors. The Plan will be binding upon the successors and assigns of the Company.

11.    Tax Withholding. The Company will have the right to withhold from the payment of any Award the amount of any federal, state or local taxes which the Company is required to withhold.

12.    Governing Law and Notice. The Plan, and its rules, rights, agreements and regulations, will be governed, construed, interpreted and administered solely in accordance with the laws of the State of Indiana. In the event any provision of the Plan is held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination will not affect the validity, legality or enforceability of any remaining provisions and the Plan shall remain in full force and effect to the fullest extent possible notwithstanding the invalidity, illegality or unenforceability of such provision.

Unless otherwise specifically provided herein, any notice to be given to the Committee under the Plan will be given in writing and will be deemed delivered for all purposes of the Plan if personally delivered to a member of the Committee or mailed to such Committee addressed to the Company by postpaid, certified United States mail.

13.    Effective Date and Duration of Plan. The Plan was adopted on February 19, 1998, by the Executive Committee of the Board of Directors of the Company and became effective as of that date. The Plan will have no termination date, unless otherwise required by law or otherwise terminated by the Committee.

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